Exhibit 4.12
DATED 24TH MAY 2024

NOMAD FOODS EUROPE LIMITED
AND
RUBEN BALDEW AND
NOMAD FOODS LIMITED

Board Approved

SERVICE AGREEMENT

GREENBERG TRAURIG, LLP 8th Floor The Shard 32 London Bridge Street SE1 9SG
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Exhibit 4.12
TABLE OF CONTENTS
2.    TERM OF APPOINTMENT    2
3.    DUTIES    2
4.    GARDEN LEAVE    3
5.    PLACE OF WORK    4
6.    OUTSIDE INTERESTS AND SHARE DEALINGS    5
7.    SALARY, BONUS AND LTIP    5
8.    CAR ALLOWANCE    6
9.    PENSION    6
10.    BENEFITS    6
11.    TRAINING    6
12.    HOLIDAYS AND OTHER PAID LEAVE    6
13.    HOURS OF WORK    7
14.    INCAPACITY    7
15.    EXPENSES    8
16.    TERMINATION    8
17.    CONFIDENTIALITY    10
18.    INTELLECTUAL PROPERTY RIGHTS    10
19.    DISCIPLINARY AND GRIEVANCE PROCEDURE    12
20.    NOTICES    12
21.    DEDUCTIONS    12
22.    PROTECTION OF BUSINESS INTERESTS AND POWER OF ATTORNEY    13
23.    COLLECTIVE AGREEMENTS    13
24.    GENERAL    13
SCHEDULE 1 BUSINESS PROTECTION    15

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Exhibit 4.12
THIS AGREEMENT is made between:
(1)NOMAD FOODS EUROPE LIMITED, a company incorporated in England and Wales (registered number 05879466) whose registered office is at Forge, 43 Church Street West, Woking, England GU21 6HT (the "Company"); and;
(2)RUBEN BALDEW of Eemnesserweg 22, 1261 hg Blaricum, The Netherlands (the "Executive"); and
(3)NOMAD FOODS LIMITED incorporated in the British Virgin Islands with Company Number 1818482, whose registered office is Luna Tower, Waterfront Drive, Road Town, Tortola, British Virgin Islands, VG1110 ("Nomad")
IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1In this Agreement the following words and expressions shall have the following meanings:
"Board" means the board of directors of the Company from time to time;
"Employment Date" means 17 June 2024;
"Garden Leave" means any period during which the Company exercises its rights under clause 4 of this Agreement;
"Group Company" means
(a)any undertaking, other than the Company, which is the Company's Subsidiary or its Top Holding Company or is a Subsidiary of the Company's Top Holding Company; and
(b)any other undertaking (1) in which the Company or any of the above holds directly or indirectly or (2) which holds in the Company or any of the above directly or indirectly, 40% or more of the issued share capital or voting rights, and "Group" shall be construed accordingly;
"Heads of Terms Final" means the Indicative Offer of employment with Nomad Foods dated 30 April 2024 sent to the Executive (subject to Board approval);
"Holding Company" has the meaning given to it by the Companies Act 2006;
"NYSE" means the New York Stock Exchange;
"Pension Scheme" means the Company's Defined Contribution Group Personal Pension scheme administered by Scottish Widows;
"SEC" means the United States Securities and Exchange Commission;
"Subsidiary" has the meaning given to it by the Companies Act 2006;
"Termination Date" means the date on which the Executive's employment terminates (for whatever reason);
"Top Holding Company" means a Holding Company which is not also a Subsidiary.

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Exhibit 4.12
1.2Reference to a particular law is a reference to it as it is in force for the time being taking account of any consolidation, amendment, extension, or re-enactment of the same and includes any subordinate legislation for the time being in force made under it.
1.3The Schedule to this Agreement forms part of, and is incorporated into, this Agreement.
1.4The headings in this Agreement are inserted for convenience only and shall not affect its construction.
2.TERM OF APPOINTMENT
2.1Subject to the Executive obtaining approval to his right to work in the UK, the Company shall employ the Executive and the Executive shall serve the Company as Chief Finance Officer, Nomad Foods or in such other capacity of a similar status as the Board considers appropriate, on the terms of this Agreement. In the event that for any reason the Executive is not granted approval to work in the UK, this contract shall be void ab initio and of no further force and effect and the Executive shall have no rights hereunder. This appointment shall be at Work Level 6. (Further details of the Company's work levels are available from Human Resources.)
2.2The Executive represents and warrants to the Company that by entering into this Agreement and/or carrying out its terms, he will not be in breach of any court order or other obligation (contractual or otherwise). The Executive warrants that he is not subject to any restrictions which prevent him from holding office as a director. The Executive shall produce compliant original documentary evidence of his entitlement to work in the UK prior to commencing employment. The Executive agrees to notify the Company immediately if he ceases (or expects to cease) to be entitled to work in the UK or ceases to hold any qualification, permission, authorisation or approval to fulfil his obligations under this Agreement or becomes subject to any inquiry, investigation or proceedings that may lead to the loss of such qualification, permission, authorisation or approval.
2.3The Executive's employment shall commence on the Employment Date and shall continue (subject to the provisions of this Agreement) until terminated by either party giving the other not less than six calendar months' prior notice in writing.
2.4No employment with a previous employer shall form part of the Executive's continuous employment with the Company which will begin on the Employment Date.
3.DUTIES
3.1The Executive shall carry out such duties and responsibilities as may from time to time be assigned to or vested in him by the Board diligently and competently to the best of his abilities.
3.2The Executive shall also serve as a director of the Company and (subject to the below) of Nomad and the following provisions shall apply in respect of these appointments:
3.2.1The Executive shall not be entitled to any additional compensation or fees (from the Company, Nomad or otherwise) as a result of such appointment, nor shall it give rise to an employment relationship with Nomad;
3.2.2Removal from (or failure to be re-elected to) the Board of Nomad shall not (1) give rise to any breach of contract by the Company or any Associated Company and (2) in itself affect the Executive's employment with the Company; and

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Exhibit 4.12
3.2.3The Executive's appointment and any re-appointment as a Director is subject to Nomad's memorandum and articles of association (as amended from time to time) (the "Articles") (including all processes necessary or appropriate to be taken by the Board or any committee thereof). Nothing in this Agreement will be taken to exclude or vary the Articles as they apply to the Executive as a Director of Nomad.
3.2.4The Executive shall, during the appointment (i) comply with all obligations on the Executive under British Virgin Islands law (including but without limitation the BVI Business Companies Act (the "BVI Companies Act") and all applicable provisions of common law) and regulations or any other applicable laws and regulations in the Executive's positions as such including, without limitation, the rules of the NYSE (or any other stock exchanges on which Nomad shares are listed and/or traded), (ii) comply with the Articles, (iii) abide by any statutory, fiduciary or common-law duties to Nomad and (iv) not do anything that would cause the Executive to be disqualified from acting as a Director.
3.3The Executive shall use his best endeavours to promote the interests of the Company and any Group Company. The Executive shall devote the whole of his time and attention to his duties during normal office hours and at such other times as may be required for the proper performance of his duties.
3.4The Executive shall comply with and shall be responsible (collectively with all other directors and individually) for the Company's compliance with the Companies Act 2006.
3.5The Board shall be entitled to require the Executive (at any time) to perform services not only for the Company but also for any Group Company, including acting as a director of any Group Company, without any entitlement to additional remuneration.
3.6The Executive shall at all times keep the Board fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and shall comply with all reasonable and lawful directions given to him by the Company.
3.7The Executive shall comply with all policies, rules and procedures as may be issued or laid down by the Company from time to time, including those contained within any Staff Handbook and those contained within the Nomad Foods Policy House. The Staff Handbook does not form part of this Agreement and the Company may amend its provisions at any time without agreement or consultation. To the extent a conflict exists between the Staff Handbook and the terms of this Agreement, this Agreement takes precedence.
3.8The Executive shall promptly disclose to the Board his own misconduct or breach of duty together with any information (of which he is aware) which may adversely impact on the Company or any Group Company or its or their businesses, including the misuse of confidential information by an employee or the plans of any senior employee(s) to leave the Company or any Group Company.
3.9The Executive will at all times comply fully with the Company's anti-corruption and bribery policy and related procedures.
3.10The Executive will not participate in any form of facilitating tax evasion and must report immediately to the Board any concerns that a request to facilitate any tax evasion has or may have been made.

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4.GARDEN LEAVE
4.1Following the service of notice by either party to terminate the Executive's employment, or if the Executive purports to terminate this Agreement in breach of contract, the Board may by written notice require the Executive not to perform any services (or to perform only specified services) for a defined period or until the termination of his employment. During this period:
4.1.1the Company shall not be obliged to provide any work, or vest any powers in the Executive, who shall have no right to perform any services for the Company and the Board may appoint a replacement to carry out the Executive's duties and responsibilities;
4.1.2the Executive shall continue to receive his salary and contractual benefits in the usual way;
4.1.3the Executive shall remain an employee of the Company and be bound by the terms of this Agreement, particularly in relation to any duties of confidentiality and fidelity;
4.1.4the Executive shall remain contactable at all times by telephone during any period of Garden Leave and shall remain ready to attend work on reasonable notice (if so required by the Company);
4.1.5the Executive shall not engage in any activities or other occupation (whether paid or unpaid). In particular, the Executive shall not directly or indirectly or on behalf of (or together with) any other person, firm or company be, or prepare to be, concerned or otherwise interested in any other business or activity which is or will be or is likely to be in competition with the business of the Company or any of its Group Companies;
4.1.6the Executive shall not access any premises of the Company or any Group Company;
4.1.7the Executive shall not contact any officer, employee, consultant, shareholder, client, customer, employee, agent, distributor or other business contact of the Company or any Group Company;
4.1.8the Company reserves the right to suspend or cancel access to the Company intranet, email and other systems and reserves the right to require the return of all Company property, including PC and mobile phone;
4.1.9the Executive shall cease to be an authorised signatory of the Company or hold a Power of Attorney for the Company (if requested in writing by the Company);
4.1.10the Executive shall take all accrued holiday (in respect of the period up until the Termination Date) and no contractual holiday entitlement shall accrue;
4.1.11the Executive shall not make any public statements in relation to the Company or any Group Company or its or their officers or employees.
4.2The Company shall be able to suspend the Executive for so long as it considers appropriate, in order to investigate a complaint made against him.

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5.PLACE OF WORK
5.1The normal place of work of the Executive is the Forge, Woking or such other place in the United Kingdom or otherwise as the Company may require (whether on a permanent or temporary basis) for the proper performance and exercise of his duties.
5.2The Executive agrees to travel on any business of the Company (both in and outside Europe) as may be required for the proper performance and exercise of his duties.
5.3There are no additional terms which apply where the Executive is required to work outside the UK for a period of more than one month.
6.OUTSIDE INTERESTS AND SHARE DEALINGS
6.1The Executive shall not engage in any activities or other occupation outside his employment (whether paid or unpaid) which may detract from or affect his obligations and duties under this Agreement.
6.2The Executive shall not directly or indirectly or on behalf of (or together with) any other person, firm or company be, or prepare to be, concerned or otherwise interested in any other business or activity which is or will be or is likely to be in competition with the business of the Company or any Group Company.
6.3The Executive shall have no personal financial interest in any contracts or transactions of the Company or any Group Company without prior written Board approval.
6.4The Executive may take other roles not contravening the other provisions of this clause 6, subject to receiving prior written permission from the CEO.
6.5In relation to dealing in the securities of the Company the Executive shall comply with all requirements, recommendations or regulations from time to time of the SEC and the NYSE and any share dealing rules adopted by the Company.
7.SALARY, BONUS AND LTIP
7.1The Executive shall be paid a salary of £483,700 per annum (inclusive of any director fees which may be due to the Executive).
7.2The salary shall accrue from day to day and be payable monthly in arrears on or about the last working day of each month directly into a bank account nominated by the Executive to the Company. The Executive's salary shall be reviewed annually, the first such review to take place in April 2025. For the avoidance of doubt, the Company is under no obligation to award an increase following a salary review. There shall be no review of salary after notice has been given by either party to terminate the Executive's employment or where the Executive is in receipt of benefits under any income protection scheme.
7.3The Executive may participate in the Company's Annual Bonus Plan ("ABP"), subject to the rules of the Plan in force from time to time. The target rate of bonus under the ABP shall be 100% of base salary. The Company reserves the right to set targets as it sees fit and to withdraw the ABP at any point, with no obligation to replace it. The bonus shall be pro-rated in the first year of employment. Entitlement to bonus accrues on a daily basis and a payment in one year does not create any entitlement to receive a further bonus payment. No bonus shall be payable when the Executive is no longer employed, or under notice, as at 31 December in any year, save that where the Executive's employment ends during a bonus year, the Company shall (in its absolute discretion and taking account of any such facts or

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Exhibit 4.12
circumstances as it sees fit) give consideration to a pro rata bonus payment. Any bonus is usually declared in January and payable in the April payroll, subject to the accounts audit.
7.4The Executive shall be entitled to participate in the Nomad Foods Amended and Restated 2015 Long Term Incentive Plan ("LTIP") (as may be amended, restated, supplemented and/or replaced), subject to the rules from time to time in force. The terms of grant will be set forth in a share grant award agreement.
8.CAR ALLOWANCE
8.1Subject to the Executive's compliance with the Company's Car Policies and Road Risk Safety Management Programme, the Company shall provide the Executive with a car allowance of £13,200 per annum which shall be paid together with the Executive's monthly salary.
9.PENSION
9.1The Executive is eligible for membership of the Pension Scheme subject to the rules of the Pension Scheme from time to time. The Executive's contributions to the Pension Scheme of 4.5% of salary, shall be deducted from his salary and paid by the Company to the Pension Scheme in accordance with the rules of the Pension Scheme and subject to any statutory or other regulatory limits and restrictions from time to time in force. The Company shall pay an annual contribution to the Pension Scheme (in equal monthly instalments) of 10 per cent. of the Executive's salary (which for the avoidance of doubt excludes any bonus or car allowance).
10.BENEFITS
10.1The Company shall pay, in respect of the Executive, benefits associated with WL6, details of which will be available from the Head of Reward.
10.2The benefits payable shall be as such level as the Company shall in its absolute discretion decide. The Executive's participation in any insurance-related benefit schemes is subject to (1) the premiums for the Executive's cover being at such a rate that the Company considers reasonable (2) any statutory or other regulatory limit applicable to such premium (3) the insurer accepting the Executive for cover and (4) the rules of the relevant scheme and the rules of the insurance policy of the relevant insurance provider from time to time in force.
10.3The Company reserves the right to (1) change the provider of any of the benefits available under this clause and (2) alter the level of coverage available to the Executive at any time. The Company shall only be obliged to make payments to the Executive under an income protection scheme if and to the extent it has received payment from the insurance provider for that purpose. The Company shall have no liability in the event that insurance cover is refused, or any conditions or limitations are applied, by the provider. The Company shall be under no obligation to take any action to enforce the terms of any insurance policy or challenge any decision of the relevant policy provider.

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Exhibit 4.12
11.TRAINING
The Executive shall be required to undertake any mandatory training that is applicable to employees at his work level, the requirements of which will be confirmed to him. There is no training that the Executive is required to fund.
12.HOLIDAYS AND OTHER PAID LEAVE
12.1The Executive shall be entitled to 25 days' paid holiday in each holiday year together with the usual public holidays in England and Wales. The Executive may also purchase an additional 5 days of holiday per annum at his expense. The holiday year runs from 1 January to 31 December. If the Executive's employment commences or terminates part way through a holiday year, the Executive's entitlement shall be calculated on a pro rata basis and payment shall be made to or by the Executive on termination in respect of any holiday not taken, or overtaken, as the case may be.
12.2Holiday shall be taken at such time or times as the Company shall approve in advance. Holiday not used in a holiday year may not be carried forward and, save on termination, the Executive shall have no right to payment in lieu of any holiday not taken.
12.3Any outstanding holiday entitlement due to, or from, the Executive shall be calculated on the basis of 1/260 of the Executive's fixed annual salary in respect of each day of outstanding or excess holiday entitlement (as applicable).
12.4If this Agreement is terminated under clause 16.4, the Executive will be entitled only to such sum as the Company may in its absolute discretion determine in lieu of untaken holiday at the Termination Date.
12.5The Executive may also be entitled to other paid leave, namely paternity leave, shared parental leave, adoption leave and parental bereavement leave, subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time. Further details of such leave and the Executive's pay during such leave are available from the Human Resources. The Company may replace, amend or withdraw its policy on any of the above types of leave at any time.
13.HOURS OF WORK
13.1The normal working hours of the Executive shall be from 9am to 5.30pm on Mondays to Fridays and such additional hours (without further remuneration) as may be necessary for the proper performance of his duties.
13.2The parties agree that the nature of the Executive's position is such that his working time cannot be measured and, accordingly, that his employment falls within the scope of regulation 20 of the Working Time Regulations 1998.
14.INCAPACITY
14.1The Executive shall (if required) undertake medical examinations by a doctor or medical practitioner nominated by the Company. The Executive agrees that any report produced in connection with the examination shall be disclosed to the Company.
14.2If the Executive is unable to perform his duties as a result of incapacity for seven days or more, he agrees to produce appropriate medical certificates to the Company in respect of his absence. The Executive shall at all times keep the Company informed of, and answer such questions reasonably posed by the Company in relation to, such incapacity.

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Exhibit 4.12
14.3Subject to the Executive complying with the relevant sickness absence procedures, he shall continue to receive benefits during any period of absence due to any sickness or injury which prevents him from carrying out his duties and shall be entitled to receive salary as follows:
14.3.1In the first 6 months from the Employment Date – statutory sick pay only;
14.3.2Between 6 months and 12 months from the Employment Date - up to four weeks at full pay (including any entitlement to statutory sick pay);
14.3.3Thereafter, up to an aggregate of 13 weeks in any calendar year (including any entitlement to statutory sick pay).
14.4The Company is not obliged to pay any contractual sick pay in the event of a failure to follow Company policy or a reasonable instruction of the Board or if (in the opinion of the Company) the Executive has been misleading regarding his absence or in the opinion of a doctor nominated by the Company, the Executive is well enough to work.
14.5The Executive shall not be entitled to receive sick pay if he becomes eligible to receive benefits under any income protection scheme.
14.6If the Executive is absent for more than three months, the Company may appoint a substitute to perform the Executive's duties and to exercise his powers.
14.7The Executive shall promptly inform the Board if he may be able to recover compensation from any third party who or which caused or contributed to his incapacity. In that event, any payments made under clause 14.3 shall be treated as being made to the Executive by way of loan and shall be recoverable by the Company. The Executive shall co-operate fully with any information requests which the Company may have and shall keep the Board regularly informed of the progress of any action against such third party. The Executive shall refund to the Company the lesser of (1) the amount recovered by him and (2) the payments and benefits provided by the Company in respect of his absence. Any payment under this clause shall be subject to the maximum aggregate sum permitted to be lent by the Company to the Executive under the restrictions contained in the Companies Act 2006 relating to loans made to directors.
15.EXPENSES
15.1The Company shall reimburse the Executive his reasonable expenses incurred wholly, properly and necessarily in the performance of his duties, subject to the production of such evidence as the Board may reasonably require. The Executive shall abide by the Company's policies on expenses as communicated to him from time to time.
16.TERMINATION
16.1The Company may terminate this Agreement at any time, notwithstanding that this may prejudice the Executive's entitlement to receive benefits under any income protection scheme, private health insurance scheme or any other such scheme in respect of which the Company or any Group Company pays or has paid premiums for the Executive or sick pay referred to in clause 14.3 or in any bonus, share option, commission, carried interest or other incentive plan or scheme in which the Executive may from time to time participate or be a member or be eligible to participate or become a member.
16.2The Company may terminate the Executive's employment at any time by serving a notice under this clause stating that the Company is exercising its rights under this clause and stating that it will pay to the Executive within 14 days a sum equal to the basic salary payable

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under clause 7.1 (as at the Termination Date) in lieu of any required period of notice less deductions for tax and national insurance, provided always that if the Company should decide not to exercise its rights under this clause, the Executive shall not be entitled to enforce the payment referred to as a contractual debt nor as liquidated damages and his sole remedy shall be a claim in damages in respect of any unexpired period of notice. For the avoidance of doubt, such payment shall not include (1) any bonus that might otherwise be due during the relevant period; (2) any benefits which the Executive might have been entitled to receive during the period; or (3) any payment in respect of holiday entitlement which may have accrued during that period. The Company will consider an appropriate payment to the Executive on termination of his employment to cover any schooling and housing costs for the notice period.
16.3The Executive shall have no right to receive payment under clause 16.2 unless the Company has exercised its discretion in clause 16.2. Nothing in clause 16.2 shall prevent the Company from terminating the Executive's employment in breach.
16.4The Company shall at all times be entitled to terminate this Agreement and the Executive's employment forthwith without any payment by way of compensation, damages, payment in lieu of notice or otherwise if the Executive:
16.4.1is guilty of any gross misconduct; or
16.4.2commits any serious, material or repeated breach or non-observance of any of the terms or conditions of this Agreement; or
16.4.3after warning, materially neglects or refuses to carry out any of his duties or to comply with any reasonable and lawful instruction of the Company; or
16.4.4has a bankruptcy order made against him or makes any arrangement with or for the benefit of his creditors; or
16.4.5is charged with or convicted of any criminal offence (other than an offence under any road traffic legislation for which a fine or non-custodial penalty is imposed); or
16.4.6is disqualified from acting as a director or resigns as a director of the Company or any Group Company without the prior written approval of the Company; or
16.4.7is disqualified from membership of, or is subject to any disciplinary sanction by, any professional or other body, membership of which is relevant to his employment under this Agreement; or
16.4.8is guilty of any fraud or dishonesty or acts in any way which may in the opinion of the Company bring the Company or any Group Company into disrepute, or is adverse to its or their interests; or
16.4.9fails materially to comply with any policy of the Company or any Group Company including its rules relating to the use of its electronic communications systems; or
16.4.10breaches the Company's policies and procedures dealing with the Bribery Act 2010 whether or not criminal or other sanctions are imposed; or
16.4.11enters into any transaction or behaves in any other way which constitutes an offence for the purposes of US insider dealing legislation or which breaches any of the requirements, rules or regulations from time to time of the SEC or the NYSE

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relating to dealing in the securities of the Company or any share dealing rules of the Company; or
16.4.12ceases to be entitled to work in the UK or if the Company is unable to establish or retain an ongoing statutory excuse against illegal employment; or
16.4.13becomes of unsound mind or a patient under any statute relating to mental health.
The rights of the Company under clause 16.4 are without prejudice to any other rights that it may have at law to terminate this Agreement or to accept a breach by the Executive as having brought it to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.
16.5The Executive shall resign (without compensation, damages, payment in lieu of notice or otherwise) from the Board and the boards of any Group Company of which he is director if he cannot perform his duties (whether through incapacity or because he is on Garden Leave) and the Company requires the Executive to resign. The Executive shall (if he has not done so earlier) resign on the Termination Date.
16.6With a view to ensuring that the Executive's departure can be arranged with the minimum of inconvenience and disruption to the business of the Company and the Group Companies and its or their relationship with third parties and other employees, the Executive undertakes not, without the prior approval of the Board, to inform any such third parties or such employees about the proposed cessation of his employment hereunder.
16.7On the Termination Date (or earlier if so requested by the Company), the Executive shall return all property of the Company and any Group Company in his possession, custody or control, including his company car, credit cards, books, keys, notes, correspondence, codes, security passes, computer software and hardware (including laptops and hard disks), papers, drawings, designs, records and mobile telephones and all information (on whatever media and wherever located) relating to the business and affairs of the Company or any Group Company or its or their clients.
17.CONFIDENTIALITY
17.1The Executive acknowledges that he shall become aware of and have access to Confidential Information. "Confidential Information" shall mean trade secrets and confidential information (howsoever stored) relating to the Company, the Group Companies, its and their businesses and its and their past, current or prospective clients or customers, including information relating to finances, business transactions, research activities, dealings and affairs and prospective business transactions, Board decisions, customers (including customer lists, customer requirements and their identity), existing and planned product lines, price lists and pricing structures (including discounts, special prices or special contract terms offered to or agreed with customers), technology used by the Company or any Group Company in their products and services, business plans, sales and marketing information, plans and strategies, computer systems, source codes and software, directors and information relating to employees, suppliers, licensors, agents, distributors or contractors. This shall include information expressly designated by the Company or any Group Company as being confidential.
17.2The Executive shall not (save as required by law or in the proper performance of his duties) either during his employment or after its termination (for whatever reason), use or disclose to any person, company or other organisation whatsoever, and shall use his best endeavours to prevent the publication or disclosure of, any Confidential Information.

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17.3This clause shall not apply to:
17.3.1use or disclosure authorised by the Company or required by law;
17.3.2any information which is already in, or comes into, the public domain other than through the unauthorised disclosure of the Executive
17.3.3and shall not prevent the Executive from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.
18.INTELLECTUAL PROPERTY RIGHTS
In this clause:
"Intellectual Property Rights" shall mean all patents, rights to Inventions, copyright and related rights, database rights, trade marks, service marks, trade, business and domain names, rights in trade dress, rights in get-up and goodwill or to sue for passing off, design rights and registered designs, rights in confidential information (including know-how) and database rights in each case whether registered or unregistered and any other intellectual property rights and including all applications for, rights to apply for, and renewals or extensions of such rights in any part of the world;
"Inventions" shall mean any invention, idea, discovery, improvement, development or innovation, whether or not patentable or capable of registration, and whether or not reduced to practice or recorded in any medium;
"Works" shall mean all written, drawn or other permanently recorded materials, including source code, compiled code, code libraries, descriptions, specifications, reports, studies, instructions, guidance, toolkits, plans, data, drawings, databases, patterns, models, and designs.
18.1All Intellectual Property Rights subsisting in any Works or Inventions made, developed, or otherwise created, wholly or partially, by the Executive in the course of the duties and responsibilities arising from his employment, (whether or not during working hours or using Company resources) shall belong to the Company absolutely from creation.
18.2To the extent any Intellectual Property Rights in any Works or Inventions do not vest in the Company pursuant to clause 18.1 and/or by operation of law, the Executive hereby assigns, by way of present and future assignment, all such Intellectual Property Rights to the Company.
18.3Where and to the extent either or both clauses 18.1 and 18.2 are ineffective at vesting any Intellectual Property Rights in any Works or Inventions in the Company, the Executive:
18.3.1shall hold them on trust for the Company until such time as they may be assigned to the Company in accordance with this Agreement; and
18.3.2hereby grants to the Company an exclusive, perpetual, worldwide, royalty-free, fully paid up freely assignable and sub-licensable licence under all such Intellectual Property Rights.
18.4The Executive agrees promptly to execute all documents and do all acts, including the execution of any confirmatory or other assignment documents as may, in the reasonable opinion of the Company, be necessary to give effect to this clause 18 and/or to assist the Company in protecting its Intellectual Property Rights or maintaining them in force.

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18.5The Executive shall give the Company full details in writing of all Inventions and all material Works made, developed, or otherwise created, by him at any time which relate wholly or partly to the business of the Company or any Group Company.
18.6The Executive hereby irrevocably agrees and acknowledges that, because of the nature of his duties to the Company he will have, at all times, a special obligation to further the interests of the Company.
18.7The Executive hereby irrevocably waives all moral rights under Chapter IV of the Copyright Designs and Patents Act 1988 (and any similar or equivalent rights in other jurisdictions) in relation to any existing or future works created by the Executive in the course of his employment.
18.8On the termination of the Executive's employment he shall:
18.8.1immediately cease to use all Intellectual Property Rights owned by the Company or any Group Company; and
18.8.2forthwith surrender to a representative of the Company all documents and other materials including discs and memory sticks which embody, implement or contain any copies or extracts of any Intellectual Property Rights owned by the Group and delete all electronic copies or extracts of such materials in his possession or control.
18.9This clause 18 shall survive the termination of this Agreement and the Executive's employment under it, howsoever caused.
19.DISCIPLINARY AND GRIEVANCE PROCEDURE
19.1There is no formal disciplinary procedure in relation to the Executive's employment. The Executive shall be expected to maintain the highest standards of integrity and behaviour.
19.2Should the Executive wish to appeal against any disciplinary or dismissal decision he should submit his appeal in writing to the Board whose decision on such appeal shall be final and binding.
19.3If the Executive wishes to raise a grievance, he should first discuss the matter with the Chairman. If the matter is not resolved, he should submit his grievance to the Board in writing, whose decision shall be final and binding.
20.NOTICES
20.1Any notice or other communication required to be given under this Agreement shall be in writing and shall be delivered personally or by pre-paid first class post or recorded delivery, or by commercial courier, addressed to each party required to receive the notice or communication, to (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known home address.
20.2Any notice or other communication shall be deemed to have been duly received
20.2.1at the time at which the notice was personally served; or
20.2.2if sent by pre-paid first-class post, two business days from the date of posting; or
20.2.3if sent by recorded delivery at the time of delivery as recorded; or

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20.2.4if sent by commercial courier at the date and time of signature of the courier's delivery receipt.
21.DEDUCTIONS
21.1The Executive consents to the deduction of any sums owing by him to the Company or any Group Company from any sums owed to the Executive by the Company or any Group Company.
21.2The Executive shall pay to the Company any sums owing by him to the Company or any Group Company upon a request by the Company.
21.3The Executive shall indemnify the Company and all Group Companies in relation to income tax and employee national insurance contributions not deducted from the Executive's remuneration.
22.PROTECTION OF BUSINESS INTERESTS AND POWER OF ATTORNEY
22.1The Executive hereby appoints the Company to act as his attorney with his authority and on his behalf:
22.1.1to do all such things and sign any documents as may be required to effect his resignation as a director of the Company and any Group Company; and
22.1.2to do all such things (including executing documents) as may be necessary or desirable to implement his obligations in connection with clause 18; and
22.1.3to do all such things (including executing documents) as may be desirable to transfer all the shares in the Company or any Group Company which may be vested in the Executive as a nominee of the Company or any Group Company; and
22.1.4to appoint any substitute attorney and to delegate to that substitute all or any powers conferred by this Power of Attorney.
22.2The Executive shall be bound by the provisions of Schedule 1 relating to the protection of the Company's business interests.
22.3This Power of Attorney shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.
23.COLLECTIVE AGREEMENTS
There are no collective agreements which directly affect the terms and conditions of the Executive's employment.
24.GENERAL
24.1This Agreement (including its Schedule) together with the Heads of Terms Final constitutes the whole agreement between the parties and supersedes any previous arrangements, agreements or understandings between them relating to the subject matter of this Agreement.
24.2The Executive has not been given any representation, statement or agreement other than as are expressly set out in this Agreement nor (for the avoidance of doubt) has he been induced to enter into this Agreement in reliance on such matters.

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24.3If the Executive's employment is terminated for the purpose of reconstruction or amalgamation only and he is offered employment with any company or undertaking resulting from this reconstruction or amalgamation on terms and conditions no less favourable than the terms of this Agreement, then he shall have no claim in relation to that termination of his employment.
24.4No variation to this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.
24.5Where the Executive undertakes any obligation in respect of any Group Company, the Executive acknowledges and agrees that the Company accepts the benefit of such obligations for itself and also as agent and trustee for all such Group Companies.
24.6No waiver by the Company of any of the requirements of this Agreement or of any of its rights under this Agreement shall have effect unless given in writing and signed by the Board.
24.7On termination of the Executive's employment for whatever reason, he shall not be entitled to any compensation for the loss of any rights or benefits under any bonus, long term incentive plan, share option or other similar profit sharing scheme operated by the Company save insofar as expressly provided under the terms of such schemes.
24.8Save where expressly stated in this Agreement, a person who is not a party to this Agreement shall not have any rights under or in connection with it.
24.9If any provision of this Agreement is void or unenforceable within any jurisdiction, this shall not affect the validity of that provision within any other jurisdiction or the remaining provisions of this Agreement.
24.10This Agreement and any claim or dispute arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with the laws of England and Wales.
24.11The parties agree that the Courts of England and Wales shall have non-exclusive jurisdiction to settle any claim or dispute that arises out of or in connection with this Agreement.
EXECUTION
The parties have shown their acceptance of the terms of this Deed by executing it as a deed below.

EXECUTED as a deed by Harriet Hounsell, Chief People Officer, duly authorised for and on behalf of the Company, in the presence of:	) ) /s/ Harriet Hounsell )
Signature of Witness:	/s/ Neil Fletcher
Name of Witness:	Neil Fletcher
Address of Witness:	***
Occupation of Witness:	Solicitor

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EXECUTED as a deed by RUBEN BALDEW in the presence of:	) /s/ Ruben Baldew
Signature of Witness:	/s/ Elizabeth Pymont
Name of Witness:	Elizabeth Pymont
Address of Witness:	***
Occupation of Witness:	Executive Assistant

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schedule 1
BUSINESS PROTECTION
1.In this Schedule the following words and expressions shall have the following meanings:
(c)"Client" means any person, firm, company, or other entity which at any time during the Relevant Period was a client or customer of the Company or any Group Company and with whom or which the Executive or any person reporting to him had significant dealings, or in respect of whom he had obtained Relevant Confidential Information, in each case during the Relevant Period;
(d)"Competitor" means any business or concern of whatever kind which is in direct or indirect competition with, or is preparing to compete with, (i) any business carried on by the Company or any Group Company as at the Termination Date; or (ii) any business which, on the Termination Date, the Company or any Group Company is proposing to carry on and has taken material steps towards conducting; and in each case in respect of which business of the Company or any Group Company:
(i)the Executive has been involved to a material extent or in relation to which he has had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties; or
(ii)the Executive has otherwise obtained Relevant Confidential Information, in the course of his employment during the Relevant Period;
"directly or indirectly" means the Executive acting either alone or jointly with or on behalf of any other person, firm, company or entity, in whatever capacity;
(e)"Key Employee" means any person who at any time during the Relevant Period is or was employed or engaged by the Company or any Group Company in a (i) senior; (ii) managerial; (iii) sales; (iv) marketing; (v) technical; or (vi) supervisory, capacity and:
(i)with whom the Executive had material dealings; or
(ii)in respect of whom he obtained Confidential Information about their skills, role, responsibilities, expertise, or other Confidential Information or material non-public information relevant to their potential recruitment or engagement, in each case during the Relevant Period;
(f)"Prospective Client" means any person, firm, company or other entity with whom the Company or any Group Company has had any negotiations or material discussions regarding the possible supply of products or services by the Company or any Group Company and:
(i)with whom the Executive has had material dealings; or
(ii)in respect of whom he has obtained Relevant Confidential Information, in each case at any time during the Relevant Period;
(g)"Relevant Confidential Information" means Confidential Information which would be of value to any business which competes or is preparing to compete with the Company or any Group Company, including, without limitation, Confidential Information that would enable it to:

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(i)review, amend, change or introduce products, services, systems, processes, proposals, forecasts, terms of trade or strategies (including, but not limited to, marketing and/or sales strategies); or
(ii)otherwise gain a competitive advantage.
(h)"Relevant Period" means the period of 12 months immediately preceding the Termination Date or, where the Executive is on Garden Leave, the period of 12 months immediately prior to the start of Garden Leave;
"Restricted Period", means the period of 12 months from the Termination Date, less any period of Garden Leave;
(i)"Restricted Territory" means:
(i)the United Kingdom; and
(ii)any other country where the Company or any Group Company carries out business and in relation to which the Executive has had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties during the Relevant Period; and
(iii)any other country where the Company or any Group Company carries out business and in relation to which the Executive acquired Relevant Confidential Information during the Relevant Period;
(j)"Supplier" means any person, firm, company, or other entity (i) with whom the Executive had material dealings during the Relevant Period; or (ii) in respect of whom he obtained Relevant Confidential Information during the Relevant Period; and who:
(i)has supplied goods or services to the Company or any Group Company during the Relevant Period; or
(ii)has agreed prior to the date of termination of the Executive's employment to supply goods or services to the Company or any Group Company, with such supply to commence at any time in the twelve months following the Termination Date; or
(iii)as at the Termination Date, supplies goods or services to the Company or any Group Company under a contract or arrangement between that supplier and the Company or any Group Company.
2.The Executive acknowledges that during his employment, it is likely that he will obtain knowledge of trade secrets, know-how, techniques, methods, lists, computer programs and software and other confidential information relating to the Company and any Group Company with which he has been involved and to its or their employees and clients and will also develop and make use of trade and business connections in the course of his duties. In order to safeguard the goodwill of the Company and any such Group Company, its and their confidential information, trade secrets and business connections (including with respect to its or their clients and employees), the Executive hereby agrees to the restrictions set out in this Schedule.
3.The Executive agrees with the Company (for itself and as trustee and agent for each Group Company) that he shall not:

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3.1without the prior written consent of the Board, directly or indirectly, at any time during the Restricted Period:
3.1.1(i) be employed by; (ii) be engaged by; or (iii) otherwise provide services to a Competitor in any Restricted Territory; or
3.1.2(i) set up; or (ii) carry on, a Competitor which is being carried out or to be carried out in any Restricted Territory;
3.2without the prior written consent of the Board, directly or indirectly, in competition with the Company or any Group Company, at any time during the Restricted Period:
3.2.1(i) solicit; or (ii) assist in soliciting, or (iii) endeavour to solicit; or (iv) entice away from the Company or any Group Company, the custom or business of any Client or Prospective Client (which shall include, without limitation, excluding the Company or any Group Company from a new business opportunity); or
3.2.2(i) deal with; (ii) accept; or (iii) facilitate the acceptance of the custom of, any Client or Prospective Client; or
3.2.3(i) induce; or (ii) attempt to induce, any Client or Prospective Client to
(a)cease conducting any business with the Company or any Group Company; or
(b)reduce the amount of business conducted by any Client or Prospective Client with the Company or any Group Company; or
(c)vary adversely the terms upon which any business is conducted by any Client or Prospective Client with the Company or any Group Company;
3.3without the prior written consent of the Board, directly or indirectly, at any time during the Restricted Period:
3.3.1(i) induce; or (ii) attempt to induce, any Supplier to
(a)cease or decline to supply goods or services to the Company or any Group Company in the future; or
(b)reduce the amount of business conducted with the Company or any Group Company by any Supplier; or
(c)vary adversely the terms upon which any business is conducted with the Company or any Group Company by any Supplier; and
3.4without the prior written consent of the Board, at any time during the Restricted Period:
3.4.1directly or indirectly (i) solicit; (ii) entice; or (iii) endeavour to entice; or (iii) assist in soliciting, away from the Company or any Group Company any Key Employee; or
3.4.2be personally involved to a material extent in (i) accepting into employment; (ii) recruiting; (iii) engaging; or (iv) otherwise using the services of, any Key Employee.
4.The Executive shall not at any time after the Termination Date represent himself as connected with the Company or any Group Company in any capacity.

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5.None of the restrictions above shall prevent the Executive from:
5.1holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or
5.2being engaged or concerned in any business concern insofar as the duties of the Executive or work relate solely to geographical areas where the business concern is not in competition with the business or businesses of the Company or any Group Company in or with which the Executive has been involved or concerned in the course of his employment at any time during the Relevant Period; or
5.3being engaged or concerned in any business concern provided that the duties of the Executive or work shall relate solely to services or activities of a kind with which the Executive was not concerned to a material extent during the Relevant Period.
6.RELATED PROVISIONS
6.1The Executive acknowledges that the provisions of this Schedule are fair, reasonable and necessary to protect the goodwill and interests of the Company and the Group Companies.
6.2If any of the restrictions or obligations contained in this Schedule is held to be invalid or unenforceable but would be valid or enforceable if part of the provision were deleted then such restrictions or obligations shall apply with such deletions as may be necessary to make them enforceable. In the event of any clause contained in this Agreement or any part thereof being declared invalid or unenforceable by any court of competent jurisdiction, all other clauses and parts thereof shall remain in full force and effect and shall not be affected thereby.
6.3The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Schedule to the attention of any third party who may at any time before or after the termination of the Executive's employment hereunder offer to employ or engage the Executive and for whom or with whom the Executive intends to work at any time during the Restricted Period.

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